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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                           COLOR KINETICS INCORPORATED
                                (Name of Issuer)

                     COMMON STOCK, $.001 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                   19624P 10 0
                                 (CUSIP Number)

                                DECEMBER 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 19624P 10 0                  13G                     Page 2 of 6 Pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     GEORGE G. MUELLER
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions) (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     UNITED STATES
--------------------------------------------------------------------------------
               5.  Sole Voting Power

                   1,016,184
               -----------------------------------------------------------------
  Number of    6.  Shared Voting Power
   Shares
Beneficially       N/A
  Owned by     -----------------------------------------------------------------
    Each
  Reporting    7.  Sole Dispositive Power
Person With:
                   1,016,184
               -----------------------------------------------------------------
               8.   Shared Dispositive Power

                    N/A
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,016,184 SHARES
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                      [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     4.8%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

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CUSIP No. 19624P 10 0                  13G                     Page 3 of 6 Pages


ITEM 1(A) NAME OF ISSUER

     Color Kinetics Incorporated

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

     10 Milk Street, Suite 1100, Boston, MA 02108

ITEM 2(A) NAME OF PERSON FILING

     George G. Mueller

ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

     234 Hanover St. #3, Boston, MA 02113

ITEM 2(C) CITIZENSHIP

     United States

ITEM 2(D) TITLE OF CLASS OF SECURITIES

     Common Stock, $.001 par value per share, of Color Kinetics Incorporated

ITEM 2(E) CUSIP NUMBER

     19624P 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: N/A

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
     78o)

     (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

     (e)[ ] An investment adviser in accordance with Section
     240.13d-1(b)(1)(ii)(E)

     (f) [ ] An employee benefit plan or endowment fund in accordance with
     Section 240.13d-1(b)(1)(ii)(F)

     (g) [ ] A parent holding company or control person in accordance with
     Section 240.13d-1(b)(1)(ii)(G)

     (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

     (i) [ ] A church plan that is excluded from the definition of an investment

CUSIP No. 19624P 10 0                  13G                     Page 4 of 6 Pages


     company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

     (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4. OWNERSHIP.

     (A) AMOUNT BENEFICIALLY OWNED:

     The Reporting Person owns 1,016,184 shares.

     (B) PERCENT OF CLASS:

     The Reporting Person owns 4.8% of the class.

     (C) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

     (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

     1,016,184 shares

     (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

     N/A

     (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

     1,016,184 shares

     (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

     N/A

CUSIP No. 19624P 10 0                  13G                     Page 5 of 6 Pages


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

          N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

          N/A

ITEM 10. CERTIFICATION

          N/A

CUSIP No. 19624P 10 0                  13G                     Page 6 of 6 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        /s/ George G. Mueller
                                        -----------------------------------
                                        George G. Mueller

                                        Date: January 23, 2007